Exhibit 99.1

Hawthorn Bancshares Reports First Quarter 2019 Financial Results

Jefferson City, Mo. — April 30, 2019  — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the quarter ended March 31, 2019.

Net income for the current quarter was $4.7 million, or $0.77 per diluted common share, compared to $2.6 million, or $0.44 per diluted common share, for the linked quarter ended December 31, 2018, and net income of $2.1 million, or $0.35 per diluted common share, for the quarter ended March 31, 2018.  Included in the current quarter net income is a pretax gain on the sale of our Branson branch of $2.1 million ($1.6 million after tax), or $0.27 per diluted common share.  Excluding this gain, net income for the current quarter was $3.0 million, or $0.50 per diluted common share.

The year-to-date annualized return on average common equity for the current quarter was 18.41%  (11.95% excluding the Branson branch sale gain) compared to 9.32% for the prior year quarter and the year-to-date annualized return on average assets was 1.23%  (0.80% excluding the Branson branch sale gain) compared to 0.60% for the prior year quarter.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn continued to report a  favorable trend in earnings for the first quarter 2019 with increases of $0.06 and $0.15 in non-GAAP earnings per diluted common share compared to the prior linked quarter and prior year quarter, respectively. Although loan growth has slowed recently, net loans were $69.4 million, or 6.5%, higher than the prior year quarter-end which has contributed to these increased earnings. Even with this loan growth, we have continued to maintain high loan quality as nonperforming loans to total loans was 0.48% at March 31, 2019, compared to 0.49% at December 31, 2018, and 0.51% at March 31, 2018.

Although our net interest margin remains compressed, it has recently stabilized at 3.26%  for the current quarter compared to 3.30% for both the prior linked quarter and the prior year quarter. Non-interest income of $2.1 million (excluding the Branson branch sale gain) for the current quarter was only slightly lower than prior periods having decreased $0.3 million from the prior linked quarter and $0.1 million from the prior year quarter.    Non-interest expense of $9.9 million for the current quarter was $0.4 million below both the prior linked quarter and prior year quarter. The decrease from the prior periods was mostly due to lower salaries and benefits expenses resulting from our reduction of 53, or 15.6%, in full-time equivalent staff since the quarter ended March 31, 2018.”

Net Interest Income

Net interest income for the quarter ended March 31, 2019 was $11.6 million compared to $11.5 million for the quarter ended December 31, 2018, and $10.8 million for the quarter ended March 31, 2018.  Loan growth slowed during the current quarter but average loans were still $73.7 million, or 6.9%, higher than the prior year quarter which contributed to the improved net interest income. The net interest margin for the current quarter of 3.26% remained relatively constant compared to the 3.30% for the prior linked quarter and the prior year quarter.  This is an improvement over previous quarters where the rising rate environment was continually reducing our net interest margins.

Non-Interest Income and Expense

Non-interest income for the quarter ended March 31, 2019 was $2.1 million compared to $2.4 million for the prior quarter ended December 31, 2018, and $2.2 million for the quarter ended March 31, 2018.    The net change from the prior linked quarter of $0.3 million was primarily due to decreases in real estate loan income of $0.2 million and service charge income of $0.1 million.

Non-interest expense was $9.9 million for the current quarter, a decrease of $0.4 million from the quarters ended December 31, 2018 and March 31, 2018, respectively.  The decrease from the prior linked quarter was mostly due to lower salaries and employee benefits expense of $0.3 million and lower advertising and promotion expenses of $0.1 million.  The decrease from the prior year quarter included lower salaries and employee benefits expense of $0.6 million partially offset by higher furniture and equipment expenses of $0.2 million.

Allowance for Loan Losses

The Company’s level of non-performing loans was 0.48% of total loans at March 31, 2019 compared to 0.49% at December 31, 2018 and 0.51% at March 31, 2018.  For the quarter ended March 31, 2019, the Company recorded net recoveries of $43,000, compared to net charge-offs of $181,000, or 0.02% of average loans for the quarter ended December 31, 2018, and $205,000, or 0.02% of average loans for the quarter ended March 31, 2018.  The allowance for loan losses at March 31, 2019 was $11.8 million, or 1.03% of outstanding loans, and 212.43% of non-performing loans. At December 31, 2018, the allowance for loan losses was $11.7 million, or 1.02% of outstanding loans, and 208.97% of non-performing loans.  At March 31, 2018, the allowance for loan losses was $10.9 million, or 1.01% of outstanding loans, and 198.32% of nonperforming loans. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of March 31, 2019.

Financial Condition

Comparing March 31, 2019 balances with December 31, 2018,  total deposits increased $52.1 million, or 4.4%, to $1.3 billion at March 31, 2019 while federal funds sold and other overnight deposits increased $56.6 million, or 307.9%, and loans increased $8.0 million, or 0.7%. During the same period, stockholders’ equity increased 5.5% to $104.9 million, or 6.8% of total assets. The total risk based capital ratio of 13.39% and the leverage ratio of 9.38% at March 31, 2019, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY

(unaudited)

$000

	Three Months Ended
	March 31,	December 31,	March 31,
Statement of income information:	2019	2018	2018
Total interest income	$15,915	$15,196	$13,544
Total interest expense	4,286	3,692	2,790
Net interest income	11,629	11,504	10,754
Provision for loan losses	150	475	300
Noninterest income	2,091	2,436	2,203
Investment securities (loss) gain, net	1	(1)	98
Gain on sale of branch, net	2,074	—	—
Noninterest expense	9,888	10,259	10,254
Pre-tax income	5,757	3,205	2,501
Income taxes	1,091	586	411
Net income	$4,666	$2,619	$2,090
Earnings per share:
Basic:	$0.77	$0.44	$0.35
Diluted:	$0.77	$0.44	$0.35

	March 31,	December 31,	March 31,
Key financial ratios:	2019	2018	2018
Return on average assets (YTD)	1.23%	0.74%	0.60%
Return on average common equity (YTD)	18.41%	11.45%	9.32%

	March 31,	December 31,	March 31,
	2018	2018	2018
Allowance for loan losses to total loans	1.03%	1.02%	1.01%
Non-performing loans to total loans (a)	0.48%	0.49%	0.51%
Non-performing assets to loans (a)	1.66%	1.68%	1.50%
Non-performing assets to assets (a)	1.24%	1.30%	1.12%
Performing TDRs to loans (a)	0.27%	0.27%	0.43%
Allowance for loan losses to non-performing loans (a)	212.43%	208.97%	198.32%

(a) Non-performing loans include loans 90 days past due and accruing and nonaccrual loans.

FINANCIAL SUMMARY (continued)

(unaudited)

$000

	March 31,	December 31,	March 31,
Balance sheet information:	2019	2018	2018
Total assets	$1,538,311	$1,481,682	$1,452,908
Loans, net of allowance for loan losses	1,142,807	1,134,975	1,073,379
Investment securities	224,274	223,880	225,445
Deposits	1,250,572	1,198,468	1,180,380
Total stockholders’ equity	104,870	99,414	91,271

Book value per share	$17.38	$16.49	$15.14
Market price per share	$23.24	$21.03	$19.84
Net interest spread (YTD)	2.95%	3.05%	3.09%
Net interest margin (YTD)	3.26%	3.30%	3.30%

Use of Non-GAAP Measures

Several financial measures in this press release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this press release are non-GAAP net income, non-GAAP basic earnings per share, non-GAAP diluted earnings per share, non-GAAP return on average assets and non-GAAP return on average common equity. These measures include the adjustment to exclude the impact of the gain on the sale of our Branson branch that closed during the current quarter, which is non-recurring and not considered indicative of underlying earnings performance. The Company believes that the exclusion of this item provides a useful basis for evaluating the Company's underlying performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating performance utilizing GAAP financial information. The Company uses non-GAAP measures to analyze its financial performance and to make financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors to better understand the Company's comparative operating performance for the periods presented. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company. The Company has reconciled each of these measures to a comparable GAAP measure below:

NON-GAAP FINANCIAL MEASURES

(unaudited)

$000

	Three Months Ended
	March 31,	December 31,	March 31,
Statement of income information:	2019	2018	2018
Net income – GAAP	$4,666	$2,619	$2,090
Effect of net gain on branch sale (a)	(1,638)	—	—
Net income - Non-GAAP	$3,028	$2,619	$2,090
Earnings per share:
Basic – GAAP	$0.77	$0.44	$0.35
Effect of net gain on branch sale (a)	(0.27)	—	—
Basic - Non-GAAP	$0.50	$0.44	$0.35
Diluted – GAAP	$0.77	$0.44	$0.35
Effect of net gain on branch sale (a)	(0.27)	—	—
Diluted - Non-GAAP	$0.50	$0.44	$0.35

	March 31,	December 31,	March 31,
Key financial ratios:	2019	2018	2018
Return on average assets (YTD) – GAAP	1.23%	0.74%	0.60%
Effect of net gain on branch sale (a)	(0.43)%	—	—
Return on average assets (YTD) - Non-GAAP	0.80%	0.74%	0.60%
Return on average common equity (YTD) – GAAP	18.41%	11.45%	9.32%
Effect of net gain on branch sale (a)	(6.46)%	—%	—%
Return on average common equity (YTD) - Non-GAAP	11.95%	11.45%	9.32%

(a) The pre-tax gain on the sale of the Branson Branch was $2.1 million and $1.6 million after tax.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact: Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100 FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the  Company's quarterly and annual reports filed with the Securities and Exchange Commission.